Exhibit 3.1
AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PLAINS GP HOLDINGS, L.P.

This Amendment No. 1 (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P., a Delaware limited partnership (the “Partnership”), dated as of November 15, 2016 (the “Partnership Agreement”), is hereby entered into as of April 6, 2020 by PAA GP Holdings LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect;

WHEREAS, the General Partner has determined, in its discretion, that this Amendment does not adversely affect the Limited Partners in any material respect;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Section 13.4(d) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

(d) Any meeting of Limited Partners shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. If authorized by the General Partner, and subject to such guidelines and procedures as the General Partner may adopt, Limited Partners and proxyholders not physically present at a meeting of the Limited Partners, may by means of remote communication participate in such meeting, and be deemed present in person and vote at such meeting; provided that the Partnership shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Limited Partner or proxyholder, to provide such Limited Partner or proxyholders a reasonable opportunity to participate in the meeting and to record the votes or other action made by such Limited Partner or proxyholders.

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 4. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

IN WITNESS WHEREOF, this Amendment has been executed by the General Partner as of April 6, 2020.

GENERAL PARTNER:

PAA GP HOLDINGS LLC

By: /s/ Richard K. McGee
Name: Richard K. McGee
Title: Executive Vice President, General Counsel and Secretary